Exhibit T3E.2

JUDGE: 8th Civil Court of Santiago
CASE NUMBER: C-1590-2024
CASE NAME: /ENJOY S.A.

INTRODUCTION AND DISCLAIMERS

Enjoy S.A. (the “Company”) is sending you this document and accompanying materials because you are the owner of beneficial interests in the Senior Secured Notes due 2027 (the “Senior Secured Notes,” and such beneficial owners thereof, the “Beneficial Owners”) issued pursuant to that certain Indenture dated as of August 14, 2020, by and among the Company, the Subsidiary Guarantors party thereto, UMB Bank, N.A. as Trustee, Paying Agent, Registrar and Transfer Agent, and Lord Securities Corporation, as Collateral Agent (as amended, supplemented, restated, amended and restated, or otherwise modified from time to time, the “Existing Indenture”).

The Company is subject to a reorganization proceeding (the “Reorganization Proceeding”) governed by Chapter III of Law 20,720 on Reorganization and Liquidation of Companies and Individuals pending in the 8° Civil Court of Santiago in Santiago, Chile (the “Chilean Court”), which proceeding was commenced on January 29, 2024, and the Chilean Court issued the corresponding reorganization resolution on February 9, 2024 (the “Reorganization Resolution”). The Company is also subject to a proceeding (the “Chapter 15 Case”) commenced pursuant to chapter 15 of title 11 of the United States Code (the “Bankruptcy Code”) pending before the Bankruptcy Court for the Southern District of New York (the “Chapter 15 Court”). Juan Ignacio Jamarne Torres, the Veedor appointed in the Reorganization Proceeding (the “Overseer”), is serving as the “foreign representative” of the Company, as defined in the Bankruptcy Code, for purposes of the Chapter 15 Case.

The Company has filed a certain Judicial Reorganization Agreement (including all exhibits thereto) with the Chilean Court and, following discussions with its creditors, the Company may submit an amended version of such document (as amended, modified or supplemented, the “Plan”) for approval of the Chilean Court on June 18, 2024 at a meeting of the creditors of the Company, or such other date if the meeting is suspended or reinstated in the event of a new vote (the “Deliberative Creditors’ Meeting”). The date of the Deliberative Creditors’ Meeting may be adjourned without any further notice to you.

The current version of the Plan, as filed, is available for review on the following website: https://dm.epiq11.com/Enjoy (the “Solicitation Agent’s Website”) along with an English translation thereof. This document (the “Plan Summary”) provides an overview of the material terms of the Plan. Importantly, the Plan may continue to be modified from time to time, prior to or at the Deliberative Creditors’ Meeting. You should review the version of the Plan available on the Solicitation Agent’s Website immediately prior to casting your vote, as the version of the Plan on the Solicitation Agent’s Website may be updated frequently. Please also note that the Plan may be modified after you cast your vote, and in such event, your vote will nevertheless be binding on you.

In the case of any modifications to the Plan, such modifications will be subject to certain limitations and approvals described in the New Notes Term Sheet (as defined below).

As a Beneficial Owner, you are entitled to vote to accept or reject the Plan, and to have your vote presented at the Deliberative Creditors’ Meeting. This Plan Summary is provided for the purposes of assisting your determination on whether to vote for or against the Plan but should not be solely relied upon in casting your vote. Instead, you should also carefully review the Plan itself, as well as the ballot (the “Ballot”) that accompanies this Plan Summary. The Ballot contains important information regarding the procedures (and timing) for your vote, and the Plan contains substantially more detailed information than this Plan Summary. In the event of any inconsistency between this Plan Summary and the Plan or the Ballot and the Plan, the terms of the Plan shall govern.

Please note that this Plan Summary has not been approved by the Chilean Court. You may wish to retain an attorney to assist you in your review of the Plan, the Ballot and this Plan Summary, and to advise you on whether to vote for or against the Plan.

ONCE THE PLAN IS APPROVED BY THE CHILEAN COURT, THE COMPANY WILL ASK THE OVERSEER TO SEEK RECOGNITION OF THE PLAN BY THE CHAPTER 15 COURT, INCLUDING A FINDING THAT SECTION 1145 OF THE BANKRUPTCY CODE EXEMPTS FROM REGISTRATION UNDER THE U.S. AND STATE SECURITIES LAWS THE SOLICITATION, ISSUANCE AND DISTRIBUTION OF THE NEW SENIOR SECURED NOTES (DEFINED BELOW) TO HOLDERS OF SENIOR SECURED NOTES CLAIMS (DEFINED BELOW). IF SUCH RULING IS OBTAINED, THEN SUCH SECURITIES ISSUED PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES. THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN.

THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THE SENIOR SECURED NOTES CLAIMS IS BEING MADE PURSUANT TO SECTION 3(A)(9) OF THE SECURITIES ACT.

ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PLAN SUMMARY OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF THE ENJOY S.A. JUDICIAL REORGANIZATION AGREEMENT

The Plan includes two classes of creditors, subdivided into sub-classes, whose claims arose prior to the Reorganization Resolution: (a) Secured Creditors of which there are two Sub-Classes:
(i) the Beneficial Owners; and (ii) the bank facility creditor (the “Bank Facility Creditor”); and
(b) Unsecured Creditors of which there are three Sub-Classes: (i) Unsecured Local Noteholders (the “Local Noteholders”); (ii) Unsecured Suppliers (the “Suppliers”); and (iii) Related Companies (the “Related Companies”).

The objectives of the Plan are the following:

1.- The effective and total continuation of the Company’s business activities;

2.- The restructuring of the Company’s debt through the granting of new conditions for the payment of the claims subject to the Plan; and

3.- Permitting either (a) the establishment of mandatory prepayment conditions in the event of the Sale of Business Units (as defined below) or (b) the infusion of fresh principal, through new working capital financing, which may be granted by creditors or third parties.

1.- Proposal for the Beneficial Owners.

The Plan generally provides for the issuance of new Senior Secured Notes (the “New Senior Secured Notes”) to Beneficial Owners in exchange for the claims of the Beneficial Owners arising from the Senior Secured Notes (the “Senior Secured Notes Claims”). The New Senior Secured Notes will be governed by a new indenture (the “New Indenture”), the terms of which (and the provisions of the Plan to be effected as a condition to approval of the Beneficial Owners) are summarized in a term sheet (the “New Notes Term Sheet”) which is attached as Annex A hereto. Upon satisfaction or waiver of certain conditions described in the New Notes Term Sheet, the Existing Indenture and the Senior Secured Notes will be deemed cancelled and of no further force and effect retroactively as of the date of the Deliberative Creditors’ Meeting, and the New Indenture and the New Senior Secured Notes, respectively, will take their place. As with the Plan Summary, the New Notes Term Sheet is provided to assist you in deciding how to vote your Ballot but should not be solely relied on in casting your vote.

The New Senior Secured Notes shall consist of two tranches, identified as “Tranche A” and “Tranche B.” The Tranche A and Tranche B New Senior Secured Notes shall be identical in all respects except regarding the priority given to mandatory redemptions of the Tranche A New Senior Secured Notes and that upon liquidation of the Company, Tranche A New Senior Secured Notes shall be paid prior to Tranche B New Senior Secured Notes. Tranche A New Senior Secured Notes shall be issued to or for the account of Beneficial Owners who currently hold Tranche A Senior Secured Notes, and Tranche B New Senior Secured Notes shall be issued to or for the account of Beneficial Owners who currently hold Tranche B Senior Secured Notes.

2.- Proposal for the Bank Facility Creditor.

Note to Beneficial Owners: The provisions of this Section 2, Section 3 and Section 4 below do not pertain directly to the treatment of the claims of the Beneficial Owners.

a)
The credits of the Bank Facility Creditor will be extinguished by means of payment in a single installment (bullet), with funds from the sale made by Enjoy and Inmobiliaria Kuden S.A. to the Bank Facility Creditor of the properties subject to the Bank Facility collateral (the “Properties”), or they will be extinguished by another method of extinguishment equivalent to the payment agreed by Enjoy and the Bank Facility Creditor. Subsequent to the purchase, leasing agreements will be subscribed with the Bank Facility Creditor in respect of each of the Properties, which will be payable in accordance with the development tables established in the Plan. The value considered for the purposes of the leasing agreements will correspond to the amount pending payment of principal under the Current Bank Facility, plus the interest accrued until the date of execution of the leasing contracts on the Properties.

b)
Once the aforementioned leasing agreements have been executed, the Bank Facility Creditor credits subject to the Plan will be extinguished. The amount of the Bank Facility Creditor claims is estimated at CLP$16,571,119,697.

c)
The conventional interest and interest that has accrued during the moratorium period until the date on which the Deliberative Creditors’ Meeting is held will be calculated in accordance with the originally agreed rate, excluding the payment of penal interest, fines and collection expenses, which, if any, will be expressly forgiven. Interest accrued up to the date of the Deliberative Creditors’ Meeting will be capitalized on that date. From the date of the Deliberative Creditors’ Meeting, the Bank Facility Creditor’s credits will accrue interest at an annual interest rate of 6.0% per annum based on 30/360 days until the date of execution of the leasing agreements on the Properties. Interest will be capitalized on that date.

3.- Proposal for the Unsecured Local Noteholders.

a. Series S Local Notes.

i.- Interest rate and capitalization of interest: The claims of Unsecured Creditors will be set on the day of the Deliberative Creditors’ Meeting approving the Plan based on the balance of principal and interest accrued up to that date. Default interest, fines and collection expenses are excluded and will be forgiven. The interest accrued up to the date of the Deliberative Creditors’ Meeting will be capitalized on that date. The amount of the Unsecured Creditors’ claims is estimated at CLP$41,973,524,820. Between the date of the Deliberative Creditors’ Meeting approving the Plan and the date on which the Plan becomes effective, all claims or actions of the Unsecured Creditors will be suspended. After the date on which the Plan becomes effective, interest on Unsecured Creditors’ claims will accrue at a rate of 5% per annum.

ii.- Extension of the claims: The maturity and economic terms and conditions of all Unsecured Creditors’ claims will be deemed rescheduled as of the date of the Deliberative Creditor’s Meeting. Maturity of Local Notes will be extended for a maximum period of 90 days from the date on which the Deliberative Creditors’ Meeting is held, unless prior to that date it becomes certain that the Conditions (as defined below) will not be verified, in which case such extension period will expire on the day on which said conditions have failed, unless the Creditors’ Committee resolves to maintain such extension. While the aforementioned extension is in force, Local Noteholders agree not to initiate or continue, individually or collectively, any enforcement proceeding, to the extent the Conditions are pending.

iii.- New issue of fixed rate notes: The entire principal amount of the Local Noteholders’ claims rescheduled in accordance with the preceding paragraph will be paid by the Company with the delivery of fixed rate bonds (the “New Local Notes”), on the following terms: (x) maturity on December 18, 2034; (y) issued in Chilean pesos; (z) with interest rate of 5% per annum on a base basis, calculated on the basis of 30-day months and 360-day years, equivalent to an interest rate of 2.5% per semester calculated on the basis of 180-day semester, from the Deliberative Creditors’ Meeting date, accruing and capitalized starting on August 14, 2024 and then quarterly every February 14, May 14, August 14 and November 14 of each year and consequently to be paid together with the principal on August 14, 2027.

b. Series T Local Notes.

The proposal for holders of Series T Notes consists of the payment in one installment, within 180 days, counted from the fulfillment of the Conditions. The amount of the Unsecured Local Noteholders Sub-Class Series T Notes’ claims is estimated at CLP$523,156.

4.- Proposals for Unsecured Creditors Suppliers and Related Companies Sub-Classes.

a.   Suppliers.

100% of the principal amount of the claims evidenced by invoices or proofs of purchase issued by Suppliers will be paid in cash within a term of up to 24 equal months installments from the approval of the Plan. The amount of the Supplier claims is estimated at CLP$826,327,996.

b.   Related Companies.

These claims will be paid upon payment of all other claims subject to the Plan.

5.- Sale of Business Units and Prepayment.

(a)
Enjoy shall be authorized to carry out the sale of one or more business units, in total or in part, whether they are carried out through the sale of shares in companies owned directly or indirectly by Enjoy, through the sale of the assets comprising such business unit or, eventually, through the sale of shares in Enjoy S.A. (any such disposal, a “Sale of Business Unit(s)”), which may be carried out without the need for approval from the Creditors, to the extent that the requirements set forth below are met. For these purposes, the Company must file a Sale of Business Unit plan with the Creditors’ Committee for its approval, so that such plan may be approved within 90 days from the date of the Deliberative Creditors’ Meeting, which period may be extended by the Creditors’ Committee.

(b)	In the event of any Sale of Business Unit, prepayments of the credits subject to this Agreement must be made, in accordance to the terms set forth below:

(i)          Sale of Business Units of Coquimbo, Pucón or Punta del Este. In the event of the Sale of Business Units corresponding to Coquimbo (Coquimbo Assets, as defined in the Indenture), to Pucón (Pucón Assets, as defined in the Indenture) or Punta del Este (Baluma Assets, as defined in the Indenture), with the proceeds obtained from the sale, either directly or indirectly, of said business unit (net of the expenses and costs associated with the respective operation), the following mandatory prepayments or redemptions must be made, in the indicated priority:

(x)       First, the amount corresponding to the Minimum Redemption Amount (as defined in the Indenture) or 80% of the net sale value, as applicable under the Indenture (or the New Indenture, depending on the time of sale) shall be allocated to the payment or redemption to the respective Secured Creditor that has a collateral over the respective business unit to be sold, for payment or redemption of the principal due and the interest accrued as of the date of prepayment, as well as any other amount payable on the occasion of the prepayment or redemption, in accordance with the provisions of the respective credit, up to the amount indicated above;

(y)      Second, if there is any surplus after making the prepayment referred to in letter (a) above, to the creditors providing Working Capital Financing (as defined below), up to the principal amount and interest accrued as of the date of the prepayment, as well as any other amounts payable on the occasion of an advance payment, in accordance with the provisions of the respective credit; and

(z)      Third, if there is any surplus after making the aforementioned payments in full, to the Unsecured Creditors (including, in this case, the redemption of the New Local Note), as well as to those Secured Creditors who do not have a collateral over the business unit that is sol, in proportion to their credits.

(ii)     Sale of Business Units other than Coquimbo, Pucón or Punta del Este. In the event of the Sale of Business Units other than Coquimbo (Coquimbo Assets, as defined in the Indenture), Pucón (Pucón Assets, as defined in the Indenture) or Punta del Este (Baluma Assets, as defined in the Indenture), with the proceeds from the sale, either directly or indirectly, of such business unit (net of the expenses and costs associated with the respective operation), the following mandatory prepayments or redemptions must be made, in the indicated priority:

(x) First, to creditors who provide Working Capital Financing (as defined below), up to the principal amount and interest accrued as of the date of prepayment, as well as any other amounts payable on the occasion of an advance payment, in accordance with the provisions of the respective credit; and

(y)  Second, if there is any surplus after making the advance payment established in letter a. above, to the Secured Creditors and the Unsecured Creditors (including, in this case, the redemption of the New Local Note), in proportion to their creditors.

Conditions for prepayment under the Indenture and the respective credit will apply.

6.- Working Capital Financing.

The Company may incur in new working capital financing, which may take the form of revolving financing (the “Working Capital Financing”), between the minimum amount of CLP$15,000,000,000 and a maximum amount of CLP$60,000,000,000, as principal, which may be granted by Creditors or third parties.

The Working Capital Financing may be secured by means of first lien priority pledge without conveyance on the shares directly or indirectly owned by Enjoy and issued by Inmobiliaria Rinconada S.A., Inmobiliaria Proyecto Integral Antofagasta S.A. and/or San Antonio Hoteles II, pledge over the cash flows from the sale of shares of Casino Gran Los Angeles S.A., Casino Rinconada S.A., Casino de Juegos del Pacífico S.A., Casino La Bahía S.A., Casino del Mar S.A. and, Casino del Lago S.A., Casino de Puerto Varas S.A., Casino Iquique S.A. and Casino Gran Rancagua S.A., as well as pledges on the cash flows from the sale of the real estate assets owned by the companies Inmobiliaria Rinconada S.A., Inmobiliaria Proyecto Integral Antofagasta S.A. y/o San Antonio Hoteles II or of any other company that is part of the Business Group and that is free of liens as of this date.. No authorization from the Creditors shall be required for the granting this collateral.

7.- Conditions.

The Plan is subject to the following conditions precedent, established for the benefit of the Creditors that are part of the Plan (the “Conditions”):

(i)	That the Plan is deemed approved and in full force and effect, in accordance with the provisions of Article 89 of Law No. 20,720;

(ii)
That the Bankruptcy Court of the Southern District of New York of the United States of America recognize the Plan in the Chapter 15 proceeding that was initiated with respect to the Company in that court in connection with its Reorganization Proceeding, Case No. 24-10433 (MG);

(iii)
That the promissory notes, promissory note extension sheets and the documents of reservation and ratification of security established in the Plan be executed simultaneously, in both cases to the satisfaction of the Trustee;

(iv)	That the certificate of compliance with the Conditions by the Interventor is granted.

8.- Management.

The management of the Company will be exercised by the current bodies established in its Bylaws, which will be supervised by a supervisor appointed in the Plan (the “Interventor”) and by the Creditors’ Committee.

9.-Affirmative and Negative Covenants.

Unless otherwise permitted by the Creditors’ Committee, from the approval of the Plan and as long as it remains in force, affirmative and negative covenants will be established which the Company must respect for the exclusive benefit of the Creditors subject to the Plan.

10.- Plan Approval and Effectiveness.

The “Effectiveness of the Plan” shall occur following the Deliberative Meeting approving the Plan, the lapse of all applicable legal terms (including any allowed challenges or appeals) and entry by the Chilean Court of a final court order certifying the approval and effectiveness of the Plan as provided in Article 89 of Law N°20.720. Certain of the terms of the Plan will transpire only following the satisfaction of certain conditions post-Plan Effectiveness, as set forth in the New Notes Term Sheet.

11.- Creditors’ Committee.

To supervise compliance with the stipulations of the Plan and the Company management, a Creditors’ Committee will be appointed consisting of five creditors elected as described in the New Notes Term Sheet (the “Creditors’ Committee”). The Creditors’ Committee will make decisions with the affirmative vote of 3 of its members. Other powers and governance rules of the Creditors’ Committee are further described in the Plan.

ANNEX A

New Notes Term Sheet

ANEXO A Nuevos Bonos Garantizados - Términos y Condiciones (“Term Sheet”)	ANNEX A New Senior Secured Notes Term Sheet (“Term Sheet”)

1.          Bonos Garantizados Existentes. Se hace referencia a la Escritura de Emisión denominado Indenture de fecha del 14 de agosto de 2020, complementado por la Escritura de Emisión Suplementaria Nº 1 de fecha del 4 de enero de 2022, la Escritura de Emisión Suplementaria Nº 2 de fecha 23 de septiembre de 2022 la Escritura de Emisión Suplementaria Nº 3 de fecha 4 de enero de 2023, la Escritura de Emisión Suplementaria Nº 4 de fecha 12 de enero de 2023, la Escritura de Emisión Suplementaria Nº 5 de fecha 25 de enero de 2023 y la Escritura de Emisión Suplementaria Nº 6 de fecha 20 de noviembre de 2023 (en conjunto, la “Escritura de Emisión Existente”), cada una de ellas celebradas entre Enjoy S.A., una sociedad anónima abierta existente bajo las leyes de Chile (la “Compañía” o el “Emisor” o el “Deudor”), las Filiales Garantes parte de los mismos, UMB Bank, N.A. como Fideicomisario, y Lord Securities Corporation como Agente de Garantías, en relación con los Bonos Garantizados emitidos por la Compañía con vencimiento en 2027 (los “Bonos Garantizados Existentes”). Términos en mayúsculas utilizados en este Anexo N° 2 tendrán el significado asignados a los mismo en la Escritura de Emisión Existente o en el Plan (según éste se define adelante), según dicho Plan se propone a partir de la fecha de este documento y una modificación del Planes distribuida a los Tenedores y propietarios finales de derechos sobre los Bonos Garantizados Existentes (los “Beneficiarios Finales”).

1. Existing Senior Secured Notes. Reference is made to the Indenture dated as of August 14, 2020, as supplemented by the Supplemental Indenture No. 1 dated as of January 4, 2022, the Supplemental Indenture No. 2 dated as of September 23, 2022, the Supplemental Indenture No. 3 dated as of January 4, 2023, the Supplemental Indenture No. 4 dated as of January 12, 2023, the Supplemental Indenture No. 5 dated as of January 25, 2023 and the Supplemental Indenture No. 6 dated as of November 20, 2023 (together, the “Existing Indenture”), each among Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile (the “Company” or the “Issuer” or the “Debtor”), the Subsidiary Guarantors party thereto, UMB Bank, N.A. as Trustee, and Lord Securities Corporation as Collateral Agent, relating to the Company’s Senior Secured Notes due 2027 (the “Existing Senior Secured Notes”). Capitalized terms used in this Annex N° 1 shall have the meanings assigned thereto in the Existing Indenture or the Plan (as hereinafter defined), as such Plan is proposed as of the date this Term Sheet and an amended Plan is distributed to Holders and owners of beneficial interests (the “Beneficial Owners”) in the Existing Senior Secured Notes.

2.        El Plan. La Compañía ha presentado el Acuerdo de Reorganización Judicial Enjoy S.A. (el “Plan”) en un procedimiento de reorganización (el “Procedimiento de Reorganización”) regido por el Capítulo III de la Ley N°20.720 sobre Reorganización y Liquidación de Empresas y Personas Físicas ante el Juzgado 8° Civil de Santiago de Chile (el “Tribunal Chileno”) (cuyo procedimiento se inició el 29 de enero de 2024).

2.        The Plan. The Company has filed the Enjoy
S.A. Judicial Reorganization Agreement (the “Plan”) in a reorganization proceeding (the “Reorganization Proceeding”) governed by Chapter III of Law N°20,720 on Reorganization and Liquidation of Companies and Individuals in the 8° Civil Court of Santiago in Santiago, Chile (the “Chilean Court”) (which proceeding was commenced on January 29,
2024).

3. Nuevos Bonos Garantizados.	3. New Senior Secured Notes.

(a) De conformidad con el Plan, se emitirán a cambio de los Bonos Garantizados Existentes Nuevos Bonos Garantizados (los “Nuevos Bonos Garantizados”). Cuando y si se emiten, la fecha de emisión de los Nuevos Bonos Garantizados (la “Fecha de Emisión de los Nuevos Bonos Garantizados”) se considerará como la fecha de la Junta Deliberativa según esta se define en el Plan. Los Nuevos Bonos Garantizados se emitirán en dos tramos, Tramo A y Tramo B, y los Nuevos Bonos Garantizados de cada tramo se emitirán a cambio de los correspondientes Bonos Garantizados Existentes de dicho tramo.

(a) Pursuant to the Plan, new “Senior Secured Notes due 2027” (the “New Senior Secured Notes”) shall be issued in exchange for the Existing Senior Secured Notes. When and if issued, the issuance date of the New Senior Secured Notes shall be deemed to be (the “New Senior Secured Notes Issuance Date”) the date of the Deliberative Meeting as defined in the Plan. The New Senior Secured Notes will be issued in two tranches – Tranche A and Tranche B – with New Senior Secured Notes of each tranche being issued in exchange for the corresponding Existing Senior Secured Notes of such tranche.

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4.          Nuevos Bonos Garantizados la Nueva Escritura de Emisión. Los Nuevos Bonos Garantizados serán emitidos por la Compañía de conformidad con, y se regirán por, un contrato de emisión (la “Nueva Escritura de Emisión”). Los Nuevos Bonos Garantizados y la Nueva Escritura de Emisión serán idénticos a los Bonos Garantizados Existentes y la Escritura de Emisión Existente, excepto por (i) las modificaciones o variaciones descritas en este documentoy (ii) las modificaciones o variaciones inmateriales que serán razonablemente solicitadas por el fideicomisario de los Nuevos Bonos Garantizados (el “Nuevo Fideicomisario”) y una mayoría en el monto de capital de los intereses beneficiarios de los Bonos Garantizados Existentes (los “Beneficiarios Finales Mayoritarios”). Se espera que el Nuevo Fideicomisario inicial sea UMB Bank, N.A.

4.     New Senior Secured Notes and New Indenture. The New Senior Secured Notes shall be issued by the Company pursuant to, and governed by, an indenture (the “New Indenture”). The New Senior Secured Notes and the New Indenture shall be identical to the Existing Senior Secured Notes and the Existing Indenture, except for (i) the modifications or variations described in this Term Sheet, and (ii) immaterial modifications or variations that shall be reasonably requested by the trustee for the New Senior Secured Notes (the “New Trustee”) and a majority in principal amount of the beneficial interests in the Existing  Senior  Secured  Notes  (the  “Majority Beneficial Owners”). The initial New Trustee is expected to be UMB Bank, N.A.

5.       Gravámenes y Documentos de Garantía. Los Documentos de Garantía Existentes serán enmendados y modificados (o a elección del Nuevo Fideicomisario, se ejecutarán y registrarán nuevos Documentos de Garantía idénticos a los Documentos de Garantía Existentes) para establecer que los Nuevos Bonos Garantizados estarán garantizados por Gravámenes de primera prioridad de conformidad con los Documentos de Garantía Existentes (según estos sean enmendados y modificados, los “Nuevos Documentos de Garantía”) en la misma medida y de la misma manera que los Bonos Garantizados Existentes están actualmente garantizados, incluyendo lo dispuesto actualmente en el Artículo Once de la Escritura de Emisión Existente, para cumplir con las disposiciones de este documento, y con el mismo Agente de Garantía inicial, y nuevos títulos ejecutivos en Chile y Uruguay para facilitar la ejecución de los Gravámenes se proporcionarán a satisfacción del Fideicomisario Existente, el Nuevo Fideicomisario, el Agente de Garantía y los Beneficiarios Finales Mayoritarios.

Adicionalmente, la Nueva Escritura de Emisión contemplará que el Financiamiento de Capital de Trabajo (según este término se define en el Plan) se podrá garantizar mediante prendas de primer grado sobre (i) las acciones de propiedad directa o indirecta de Enjoy emitidas por Inmobiliaria Rinconada S.A., Inmobiliaria Proyecto Integral Antofagasta S.A. y/o San Antonio Hoteles II, (ii) los flujos de venta de las acciones de Casino Gran Los Angeles S.A., Casino Rinconada S.A., Casino de Juegos del Pacífico S.A., Casino La Bahía S.A., Casino del Mar S.A., Casino del Lago S.A., (iii) los flujos de venta de los activos inmobiliarios de propiedad de las sociedades Inmobiliaria Rinconada S.A., Inmobiliaria Proyecto Integral Antofagasta S.A. o de cualquier otra sociedad parte del Grupo Empresarial (según este término se define en el Plan). Para el otorgamiento de estas prendas no se requerirá el consentimiento de los Tenedores.

5.      Liens and Security Documents. The Existing Security Documents shall be amended and modified (or at the election of the New Trustee, new Security Documents identical to the Existing Security Documents shall be executed and recorded) to provide that the New Senior Secured Notes shall be secured by first-priority Liens pursuant to the Existing Security Documents (as so amended and modified, the “New Security Documents”) to the same extent and in the same manner as the Existing Senior Secured Notes are currently secured, including as provided currently in Article Eleven of the Existing Indenture, to conform to the provisions of this Term Sheet, and with the same initial Collateral Agent, and new executive titles (títulos ejecutivos) in Chile and Uruguay to facilitate the execution of the Liens shall be provided to the satisfaction of the Existing Trustee, the New Trustee, the Collateral Agent and the Majority Beneficial Owners.

In addition, the New Indenture will provide that the Working Capital Financing, as defined in the Plan, may be secured by means of first lien priority pledges over (i) the shares directly or indirectly owned by the Company and issued by Inmobiliaria Rinconada S.A., Inmobiliaria Proyecto Integral Antofagasta S.A. and/or San Antonio Hoteles II, (ii) the cash flows from the sale of shares of Casino Gran Los Angeles S.A., Casino Rinconada S.A., Casino de Juegos del Pacífico S.A., Casino La Bahía S.A., Casino del Mar S.A. and Casino del Lago S.A., and (iii) the cash flows from the sale of the real estate assets owned by Inmobiliaria Rinconada  S.A.,  Inmobiliaria  Proyecto  Integral Antofagasta S.A. or of any other company that is part of the Business Group (as defined in the Plan). Consent of the Holders shall not be required to grant these pledges.

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6.          Filiales Garantes. Las Filiales Garantes bajo el Nueva Escritura de Emisión serán los mismos que bajo la Escritura de Emisión Existente, y con las obligaciones de Garante según lo dispuesto actualmente en el Artículo Doce de la Escritura de Emisión Existente, excepto que Campos del Norte S.A., Casino de Iquique S.A., Casino de Puerto Varas S.A., Yojne S.A. y Enjoy Caribe SpA (colectivamente, los “Garantes Liberados”) no serán Filiales Garantes bajo la Nueva Escritura de Emisión porque ya no tienen licencia que permita operaciones de casino. Las Filiales Garantes (distintos de los Garantes Liberados) acordarán que sus obligaciones en virtud de la Escritura de Emisión Existente y los Documentos de Garantía Existentes se extenderán a los Nuevos Bonos Garantizados para todos los efectos legales acordados en el presente documento, en particular para los efectos del artículo 1649 del Código Civil de Chile. En consecuencia, todas las Hipotecas, Contratos de Prenda y otras garantías otorgadas por las Filiales Garantes (que no sean los Garantes Liberados) son y serán ratificadas y extendidas en consecuencia, y garantizarán todas las obligaciones bajo los Nuevos Bonos Garantizados, la Nueva Escritura de Emisión y los Nuevos Documentos de Garantía.

6.      Subsidiary Guarantors. The Subsidiary Guarantors under the New Indenture shall be the same as under the Existing Indenture, and with Guarantor obligations as provided currently in Article Twelve of the Existing Indenture, except that Campos del Norte S.A., Casino de Iquique S.A., Casino de Puerto Varas S.A., Yojne S.A. and Enjoy Caribe SpA (collectively, the “Released Guarantors”) shall not be Subsidiary Guarantors under the New Indenture because they no longer have gaming operations. The Subsidiary Guarantors (other than the Released Guarantors) shall agree that their obligations under the Existing Indenture and the Existing Security Documents shall be extended to the New Senior Secured Notes for all legal purposes as agreed herein, in particular for purposes of article 1649 of the Chilean Civil Code. Consequently, all Mortgages, Collateral Pledge Agreements and other guarantees granted by the Subsidiary Guarantors (other than the Released Guarantors) are and shall be ratified and extended accordingly and will secure all obligations under the New Senior Secured Notes, the New Indenture, and the New Security Documents.

7. Vencimiento de los Nuevos Bonos Garantizados y Liquidaciones.	7. New Senior Secured Notes Stated Maturity and Redemptions.

(a) Vencimiento Pactado. El Vencimiento Pactado para los Nuevos Bonos Garantizados será el 14 de agosto de 2027, que es el mismo Vencimiento Pactado de los Bonos Garantizados Existentes.	(a) StatedMaturity. The Stated Maturity for the New Senior Secured Notes shall be August 14, 2027, which is the same as the Stated Maturity of the Existing Senior Secured Notes.

(b)      Venta/Rescate Especial de Activos. Los Ingresos Netos en Efectivo de cualquier Venta de Activos Especiales se utilizarán para rescatar Nuevos Bonos Garantizados con la prioridad descrita en la Escritura de Emisión Existente. Se requerirá el consentimiento de Tenedores de al menos el 66,67% del monto de capital adeudado de los Nuevos Bonos Garantizados en circulación para efectuar una Venta de Activos Especiales cuyos Ingresos Netos en Efectivo sean menores que el Monto Mínimo de Rescate, a menos que la Compañía contribuya con efectivo el saldo a dichos Ingresos Netos en Efectivo para rescatarlos Nuevos Bonos Garantizados con un monto de capital agregado igual al Monto Mínimo de Rescate. Si los Ingresos Netos en Efectivo de una Venta de Activos Especiales exceden el Monto Mínimo de Rescate, entonces la Compañía rescatará los Nuevos Bonos Garantizados con un monto de capital agregado al menos igual al Monto de Venta de Activos Especiales/Rescate y podrá retener un total de hasta US$15.000.000 de todas las Ventas de Activos Especiales para fines corporativos generales los que podrán incluir el prepago de otros Endeudamientos.

(b)   Special Asset Sale/Redemption. The Net Cash Proceeds of any Special Asset Sale shall be used to redeem New Senior Secured Notes in the priority described in the Existing Senior Notes Indenture. The consent of the Holders of at least 66.67% in aggregate principal amount of the outstanding New Senior Secured Notes shall be required to effect a Special Asset Sale whose Net Cash Proceeds are less than the Minimum Redemption Amount, unless the Company contributes additional cash to such Net Cash Proceeds to redeem New Senior Secured Notes with an aggregate principal amount equal to the Minimum Redemption Amount. If the Net Cash Proceeds of a Special Asset Sale exceed the Minimum Redemption Amount, then the Company shall redeem New Senior Secured Notes with an aggregate principal amount at least equal to the Special Asset Sale/Redemption Amount and may retain an aggregate of up to US$15,000,000 from all Special Asset Sales for general corporate purposes, which may include repayment of other Indebtedness.

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8. Fechas de Pago de Intereses y Tasa de Interés de los Nuevos Bonos Garantizados.	8. New Senior Secured Notes Interest Payment Dates and Interest Rate.

(a) Las Fechas de Pago de Intereses bajo los Nuevos Bonos Garantizados serán los días 14 de cada mes de agosto, noviembre, febrero y mayo siguientes a la Fecha de
Emisión de los Nuevos Bonos Garantizados con Fechas de Registro el primer día de cada mes.

(a) The Interest Payment Dates under the New Senior Secured Notes shall be the 14th day of each August, November, February, and May following the New Senior Secured Notes Issuance Date with Record Dates on the first day of each such month.

(b)  Los intereses se devengarán en virtud de los Nuevos Bonos Garantizados a partir de la fecha de la Junta Deliverativa a una tasa anual del 5,0% después de la Fecha de Emisión de los Nuevos Bonos Garantizados y hasta que los Nuevos Bonos Garantizados y todas las Obligaciones en virtud de los mismos se paguen en su totalidad.

(b)          Interest shall accrue under the New Senior Secured Notes from the date of the Deliberative Meeting at the annual rate of 5.0% following the New Senior Secured Notes Issuance Date and until the New Senior Secured Notes and all Obligations thereunder are paid in full.

9. Capitalización de intereses. Los intereses de los Nuevos Bonos Garantizados se capitalizarán de la siguiente forma:	9. Capitalized Interest. Interest on the New Senior Secured Notes shall be capitalized as follows:

(a) En cada Fecha de Pago de Intereses siguiente a la Fecha de Emisión de los Nuevos Bonos Garantizados, la Compañía capitalizará el monto total de los intereses vencidos en ese momento y pagaderos sobre los Nuevos Bonos Garantizados, ya sea (A) aumentando el monto principal de los Bonos Globales en circulación, efectivo a partir de la Fecha de Pago de Intereses aplicable, por un monto igual al monto de los intereses vencidos y pagaderos en ese momento (redondeado al $1 más cercano) o (B) por emisión de Bonos adicionales en forma de Bonos Globales, con fecha a partir de la Fecha de Pago de Intereses aplicable, por un monto de capital agregado igual al monto de intereses vencidos y pagaderos en ese momento (redondeado al 1 US$ más cercano) (el “Notas PIK”).

(a) On each Interest Payment Date following the New Senior Secured Notes Issuance Date, the Company shall capitalize the full amount of interest then due and payable on the New Senior Secured Notes either by (A) increasing the principal amount of the outstanding Global Notes, effective as of the applicable Interest Payment Date, by an amount equal to the amount of interest then due and payable (rounded up to the nearest $1) or (B) by issuing additional Notes in the form of Global Notes, dated as of the applicable Interest Payment Date, in an aggregate principal amount equal to the amount of interest then due and payable (rounded up to the nearest US$1) (the “PIK Notes”).

(b) Inmediatamente después de cada Fecha de Pago de Intereses después de la Fecha de Emisión de los Nuevos Bonos Garantizados, la Compañía proporcionará al Nuevo Fideicomisario y a los Tenedores y Beneficiarios Finales de los Nuevos Bonos Garantizado un informe que muestre el monto de los intereses capitalizados para dicha Fecha de Pago de Intereses y acumulados.

(b) Promptly following each Interest Payment Date following the New Senior Secured Notes Issuance Date, the Company shall provide to the New Trustee and Holders and Beneficial Owners of the New Senior Secured Notes a report showing the amount of the interest capitalized for such Interest Payment Date and cumulatively.

(c) Tras un aumento en el importe del capital pendiente de pago de los Bonos Globales en circulación como resultado de la capitalización de intereses en cualquier Fecha de Pago de Intereses, dichos Bonos Globales devengarán intereses sobre dicho importe de capital incrementado a partir de la Fecha de Pago de Intereses aplicable. Todos las Notas PIK emitidas en forma de Bonos Globales tendrán fecha de Pago de Intereses aplicable y devengarán intereses a partir de dicha fecha. Las Notas PIK emitidas en virtud de un pago de intereses tendrán términos idénticos a los de las Notas emitidas originalmente, excepto que los intereses sobre dichas Notas PIK comenzarán a devengarse a partir de la fecha en que se emitan en lugar de la Fecha de Emisión.

(c) Following an increase in the principal amount of the outstanding Global Notes as a result of the capitalization of interest on any Interest Payment Date, such Global Notes will bear interest on such increased  principal  amount from  and  after  the applicable Interest Payment Date. Any PIK Notes issued in the form of Global Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. PIK Notes issued pursuant to a payment of interest will have identical terms to the originally issued Notes except interest on such PIK Notes will begin to accrue from the date they are issued rather than the Issue Date.

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10.  Contraer Endeudamientos. La Nueva Escritura de Emisión restringirá a la Compañía de incurrir en Endeudamiento adicional excepto que la Nueva Escritura de Emisión permitirá (i) que Baluma S.A. (junto con sus subsidiarias con las que consolida) puede incurrir en hasta US$12.000.000 de Endeudamiento adicional, y (ii) el Endeudamiento contemplado en el Plan, incluyendo el Financiamiento de Capital de Trabajo (según este se define en el Plan) y (iii) excepciones habituales como las incluidas en la Escritura de Emisión Existente. El requisito de mantener ciertos ratios financieros bajo la Escritura de Emisión Existente se suspenderá en la Nueva Escritura de Emisión mientras el Plan este en vigencia, lo que se espera que ocurra hasta  la  satisfacción  y  pago  de  los  Nuevos  Bonos Garantizados. .

10.   Incurrence of Indebtedness. The New Indenture shall restrict the Company from incurring additional Indebtedness, except that the New Indenture will permit (i) Baluma S.A. (together with its consolidated subsidiaries) to incur up to US$12,000,000 of additional Indebtedness, and (ii) Indebtedness contemplated by the Plan, including the Working Capital Financing (as defined in the Plan), and (iii) customary exceptions as in the Existing Indenture. The requirement to maintain certain financial ratios in the Existing Indenture shall be suspended in the New Indenture while the Plan is in force, which is expected to be until the satisfaction and discharge of the New Senior Secured Notes..

11.   Eventos de Pérdida de Licencia. La Nueva Escritura de Emisión dispondrá que la disposición por parte de la Compañía de sus operaciones de juego en Coquimbo, Viña del Mar, Pucón y Puerto Varas, o la pérdida de sus licencias de juego en esos lugares no constituirá incumplimiento bajo la Nueva Escritura de Emisión, y la insolvencia o disolución de las compañías de esas operaciones no constituirá un incumplimiento para la Nueva Escritura de Emisión, y las disposiciones correspondientes relacionadas con Eventos de Pérdida de Licencia en la Escritura de Emisión Existente se eliminarán la Nueva Escritura de Emisión.

11.    Events of License Loss. The New Indenture will provide that the Company’s disposition of its gaming operations in Coquimbo, Viña del Mar, Pucón and Puerto Varas, the loss of its gaming businesses in those locations, and the bankruptcy or dissolution of the holding companies for these operations will not constitute default under the New Indenture, and the corresponding provisions related to Events of License Loss in the Old Indenture will be deleted from the New Indenture.

12.   Modificaciones. La escritura de Emisión Existente establece que el consentimiento unánime de Tenedores de los Bonos garantizados Existentes es requerido para ciertas modificaciones de la Escritura de Emisión Existente. La Nueva Escritura de Emisión va a reducir este requisito de consentimiento a los Tenedores de al menos un 66,67%, en la medida que el monto total agregado de capital pendiente de pago de los Nuevos Bonos Garantizados exceda de USD 75.000.000 y a un 50% si el monto total agregado de capital pendiente de pago de los Nuevos Bonos Garantizados es menor o igual a USD 75.000.000 (excepto por modificaciones a la tasa de interés o al Vencimiento Acordado de los Nuevos Bonos Garantizados que sea adversa para sus Tenedores, modificaciones que requerirán del consentimiento unánime de los Tenedores).

12.   Amendments. The Existing Indenture provides that unanimous consent of the Holders of the Existing Senior Secured Notes is required for certain amendments to the Existing Indenture. The New Indenture will reduce this consent requirement to Holders of at least 66.67% in aggregate principal amount of the outstanding New Senior Secured Notes, so long as the outstanding aggregate principal amount of the New Senior Secured Notes exceeds US$75,000,000, and to 50% if the outstanding aggregate principal amount is less than or equal to US$75,000,000 (except for any amendments to the interest rate or Stated Maturity of the New Senior Secured Notes that are adverse to the Holders thereof, which amendments shall require unanimous consent of the Holders).

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13.         Documentación Final. Los Nuevos Bonos Garantizados, la Nueva Escritura de Emisión y los Nuevos Documentos de Garantía se ajustarán a las descripciones de los mismos contenidas en este documento y deberán ser en forma y fondo razonablemente satisfactorios para el Fideicomisario Existente, el Nuevo Fideicomisario y a la mayoría de los Beneficiarios Finales.

13.    Final Documentation. The New Senior Secured Notes, the New Indenture and the New Security Documents shall conform to the descriptions thereof in this Term Sheet and shall be in form and substance otherwise reasonably satisfactory to the Existing Trustee, the New Trustee and the Majority Beneficial Owners.

14.      Efectividad del Canje de Bonos Garantizados. La Fecha de Emisión de los Nuevos Bonos Garantizados se considerará retroactivamente como la fecha de la Junta Deliberativa. A menos que y hasta que el Tribunal Chileno haya certificado que el Plan es efectivo (de conformidad con el Artículo 89 de la Ley 20.720 (Ley de Insolvencia y Quiebra de Chile) (la "Resolución Judicial Chilena") y el Tribunal del Capítulo 15 (según se define en el presente documento) haya “reconocido” el procedimiento de reorganización, el Plan y la Resolución Judicial chilena (la “Resolución de Reconocimiento del Capítulo 15”) siendo cada una de esas resoluciones judiciales una resolución final firme y ejecutoriada (sin más derecho de apelación o apelación pendiente y no se suspende dicha orden judicial), y que la Resolución de Reconocimiento del Capítulo 15 también se haya aprobado en virtud de la Sección 1145 del Código de Quiebras de los EE. UU., y su aplicación, la oferta y emisión de los Nuevos Bonos Garantizados:

14.      Effectiveness of the Exchange of Senior Secured Notes. While the New Senior Secured Notes Issuance Date will be deemed retroactively to be the date of the Deliberative Creditors’ Meeting, unless and until the Chilean court has certified that the reorganization plan is effective (pursuant to Article 89 of the Law 20.720 (Chilean Insolvency and Bankruptcy Law)) (the “Chilean Court Order”) and the Chapter 15 Court (as defined herein) has “recognized” the reorganization proceeding, the Plan and the Chilean Court Order (the “Chapter 15 Recognition Order” (with each such court order being a final order with no further right of appeal or appeal pending and no stay of such court order), and which Chapter 15 Recognition Order shall have also approved under Section 1145 of the U.S. Bankruptcy Code, and its application to, the offering and issuance of the New Senior Secured Notes:

(A) los Nuevos Bonos Garantizados no se emitirán, la Nueva Escritura de Emisión no se ejecutará ni entrará en vigor, los Nuevos Documentos de Garantía no se enmendarán ni modificarán ni se ejecutarán ni entrarán en vigor, y las operaciones previstas en los párrafos 3, 4, 5 y 6 anteriores (a veces denominadas “Canje de Bonos Garantizados”) no ocurrirá, y

(A)  the New Senior Secured Notes shall not be issued, the New Indenture shall not be executed or effective, the New Security Documents shall not be amended or modified or executed or effective, and the transactions under Paragraphs 3, 4, 5 and 6 above (being sometimes referred to as the “Senior Secured Notes Exchange”) shall not occur, and

(B) los Bonos Garantizados Existentes, la Escritura de Emisión Existente, los Documentos de Garantía Existentes y las Garantías de Filiales continuarán en pleno vigor y efecto, las reclamaciones, derechos y recursos del Fideicomisario Existente, el Agente de Garantía y los Tenedores y Beneficiarios Finales en virtud de los mismos no se extinguirán (incluso con respecto a los Intereses de Incumplimiento y los Intereses Posteriores a la Petición), y no se renunciará a los Eventos de Incumplimiento en virtud del mismo.

(B)  the Existing Senior Secured Notes, the Existing Indenture, the Existing Security Documents and the Subsidiary Guarantees shall continue in full force and effect, the claims, rights and remedies of the Existing Trustee, the Collateral Agent and the Holders and Beneficial Owners of the Existing Senior Secured Notes thereunder shall not be extinguished (including in respect of Defaulted Interest and Post-Petition Interest), and Events of Default thereunder shall not be waived.

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